News Release
For investor and media inquiries please contact: Steve E. Kunszabo Director, Investor Relations 732-556-2220

FOR RELEASE THURSDAY, OCTOBER 5, 2006

Centennial Communications Announces Fiscal First-Quarter Results; U.S. Wireless Records 17 Percent Retail Revenue Growth on Solid Postpaid Subscriber Gain

•	Fiscal first-quarter loss from continuing operations of $0.02 per diluted share, compared to income of $0.14 per diluted share from continuing operations in the prior-year quarter

•	Fiscal first-quarter consolidated adjusted operating income from continuing operations of $94.5 million, compared to $94.2 million in the prior-year quarter

•	Fiscal first-quarter consolidated revenue from continuing operations of $243.0 million, up 2 percent year-over-year from $237.2 million

WALL, N.J. – Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today reported a loss from continuing operations of $2.2 million, or $0.02 per diluted share, for the fiscal first quarter of 2007 as compared to income from continuing operations of $14.6 million, or $0.14 per diluted share, in the fiscal first quarter of 2006. The fiscal first quarter of 2007 included $2.1 million of stock-based compensation expense due to the Company’s adoption of SFAS 123R (expensing for stock options). Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal first quarter was $94.5 million, as compared to $94.2 million for the prior-year quarter.

“We have a strong history of growing retail cash flow in each of our businesses and remain confident that organic growth will continue to support our deleveraging strategy,” said Michael J. Small, Centennial’s chief executive officer. “Our proven local market strategy remains the foundation for our success in a competitive marketplace.”

Centennial reported fiscal first-quarter consolidated revenue from continuing operations of $243.0 million, which included $120.4 million from U.S. wireless and $122.6 million from Caribbean operations. Consolidated revenue from continuing operations grew 2 percent versus the fiscal first quarter of 2006. The Company ended the quarter with 1.43 million total wireless subscribers, which compares to 1.31 million for the year-ago quarter and 1.39 million for the previous quarter ended May 31, 2006. The Company reported 371,500 total access lines and equivalents at the end of the fiscal first quarter, which compares to 320,200 for the year-ago quarter.

OTHER HIGHLIGHTS

•

On September 11, 2006, the Company and OneLink Communications announced a strategic alliance that will accelerate the deployment of converged services by bringing telephony to OneLink’s 138,000 customers. Centennial, supported by a state-of-the-art fiber optic backbone and recently completed soft-switch network, will provide OneLink with service applications and connectivity to the public telephone network. OneLink Communications, one of the leading cable companies in Puerto Rico, will be expanding its service portfolio by adding broadband telephony to its existing suite of services.

•

On September 18, 2006, the FCC’s Advanced Wireless Service (AWS) auction concluded with Centennial as the provisional winning bidder on two 20 MHz licenses covering over 1.3 million Pops in Grand Rapids and Lansing, Michigan for an aggregate value of $9.1 million.

CENTENNIAL SEGMENT HIGHLIGHTS

U.S. Wireless Operations

•

Revenue was $120.4 million, a 12 percent increase from last year’s first quarter. Retail revenue (total revenue excluding roaming revenue) increased 17 percent from the year-ago period, supported by strong feature, data and access revenue from a 10 percent increase in total retail subscribers. Roaming revenue decreased 9 percent from the year-ago quarter as a result of a decline in the per minute rate for GSM roaming traffic.

•

Average revenue per user (ARPU) was $67 during the fiscal first quarter, a 2 percent year-over-year increase. ARPU included approximately $2.40 of data revenue per user, which grew 29 percent from the fiscal fourth quarter.

•

AOI was $43.7 million, a 7 percent year-over-year increase, representing an AOI margin of 36 percent. AOI benefited from strong growth in retail revenue, partially offset by a decline in roaming revenue.

•

U.S. wireless ended the quarter with 654,900 total subscribers including 51,300 wholesale subscribers. This compares to 592,600 for the prior-year quarter including 43,200 wholesale subscribers and to 648,000 for the previous quarter ended May 31, 2006 including 51,100 wholesale subscribers. At the end of the fiscal first quarter, approximately 80 percent of U.S. retail wireless subscribers were on GSM calling plans. Postpaid retail subscribers increased 6,400 from the fiscal fourth quarter of 2006, supported by stable postpaid churn of 1.9 percent.

•	Capital expenditures were $5.4 million for the fiscal first quarter.

Caribbean Wireless Operations

•	Revenue was $91.3 million, a decline of 5 percent from the prior-year first quarter, driven primarily by lower access and airtime revenue in Puerto Rico and the Dominican Republic.

•

ARPU was $41, an 11 percent decline from the year-ago period, due to the continued impact of prepaid subscriber growth in the Dominican Republic and aggressive marketing of companion rate plans in Puerto Rico. Postpaid ARPU in Puerto Rico remained stable at $68 and included approximately $3.50 of data revenue per user.

•	AOI totaled $33.6 million, a 9 percent year-over-year decrease, representing an AOI margin of 37 percent. AOI was unfavorably impacted by lower ARPU, partially offset by solid subscriber growth.

•

Caribbean wireless ended the quarter with 775,500 subscribers, which compares to 715,000 for the prior-year quarter and to 739,200 for the previous quarter ended May 31, 2006. Customer growth benefited from strong prepaid subscriber growth in the Dominican Republic during the period, combined with postpaid subscriber growth in Puerto Rico. Postpaid subscribers increased 8,100 from the year-ago period on postpaid churn of 2.6 percent.

•	Capital expenditures were $7.4 million for the fiscal first quarter.

Caribbean Broadband Operations

•

Revenue was $35.1 million, a 4 percent year-over-year decrease. Switched and dedicated revenue from core operations in Puerto Rico grew 8 percent, offset by a 45 percent year-over-year decline in wholesale termination revenue.

•

AOI was $17.2 million, a 3 percent increase from the year-ago period, representing an AOI margin of 49 percent. AOI increased due to strong access line growth in Puerto Rico, partially offset by lower revenue from a decrease in southbound terminating traffic to the Dominican Republic.

•

Switched access lines totaled approximately 73,100 at the end of the fiscal first quarter, an increase of 8,400 lines, or 13 percent from the prior-year quarter. Dedicated access line equivalents were 298,400 at the end of the fiscal first quarter, a 17 percent year-over-year increase.

•	Capital expenditures were $4.1 million for the fiscal first quarter.

DEFINITIONS AND RECONCILIATION

(1)

Adjusted operating income is defined as, for any period, net (loss) income before income from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, other income (expense), interest expense, net, (loss) gain on disposition of assets, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

	THREE MONTHS ENDED AUGUST 31,
	2006	2005
Adjusted operating income	$94,533	$94,183
Depreciation and amortization	(35,817)	(32,751)
Stock-based compensation expense	(2,106)	—
Strategic alternatives/recapitalization costs	(283)	—
(Loss) gain on disposition of assets	(205)	85
Operating income	56,122	61,517
Interest expense, net	(50,714)	(33,995)
Other income (expense)	7	(6)
Income tax expense	(7,622)	(12,802)
Minority interest in income of subsidiaries	(208)	(212)
Income from equity investments	253	108
Income from discontinued operations	—	65
Net (loss) income	$(2,162)	$14,675

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, October 5, 2006. Callers can dial (877) 502-9272 to access the call. The conference call will also be simultaneously webcast on Centennial’s Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Thursday, October 5 through Thursday, October 19 at both Centennial’s Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 6866945 to access an audio replay of the conference call.

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
August 31, 2006
($000's, except per subscriber data)

	Three Months Ended
	Aug-06	Aug-05
U.S. WIRELESS

Postpaid Wireless Subscribers	585,800	534,600
Prepaid Wireless Subscribers	17,800	14,800
Retail Subscribers	603,600	549,400
Wholesale Subscribers	51,300	43,200
Total Wireless Subscribers	654,900	592,600
Total Wireless Gross Adds	45,200	47,100
Net Gain (Loss) - Retail Subscribers	6,800	2,800
Net Gain - Wholesale Subscribers	100	3,800
Net Gain - Total Subscribers	6,900	6,600
GSM as a % of Retail Subs	80.5%	46.2%
Revenue per Average Wireless Customer (1)	$ 67	$ 66
Retail Revenue per Average Wireless Customer (2)	$ 56	$ 53
Data Revenue per Average Wireless Customer (3)	$ 2.40	N/A
Retail Revenue	$ 101,099	$ 86,601
Roaming Revenue	$ 19,322	$ 21,225
Retail Penetration (4)	7.0%	6.4%
Postpaid Churn - Wireless (5)	1.9%	2.1%
Prepaid & Postpaid Churn - Wireless (5)	2.1%	2.5%
Monthly MOU's per Wireless Customer	863	688
Cost to Acquire (6)	$ 334	$ 323
Capital Expenditures	$ 5,403	$ 9,551

CARIBBEAN

Postpaid Wireless Subscribers	421,800	413,700
Prepaid Wireless Subscribers	353,700	301,300
Total Wireless Subscribers	775,500	715,000
Total Wireless Gross Adds	145,400	137,700
Net Gain - Wireless Subscribers	36,300	56,200
Revenue per Average Wireless Customer (1)	$ 41	$ 46
Data Revenue per Average Wireless Customer (3)	$ 2.02	N/A
Penetration - Total Wireless (4)	6.0%	5.5%
Postpaid Churn - Wireless (5)	2.6%	3.2%
Prepaid Churn - Wireless (5)	8.1%	5.2%
Prepaid & Postpaid Churn - Wireless (5)	5.0%	4.0%
Monthly MOU's per Wireless Customer	852	843
Fiber Route Miles - Continuing Operations	1,275	1,201
Switched Access Lines	73,100	64,700
Dedicated Access Line Equivalents (7)	298,400	255,500
On-Net Buildings	1,797	1,497
Capital Expenditures - Wireless Continuing Operations	$ 7,354	$ 10,307
Capital Expenditures - Broadband Continuing Operations	$ 4,105	$ 6,807
Capital Expenditures - Total Caribbean Continuing Operations	$ 11,459	$ 17,114

REVENUES

U.S. Wireless	$ 120,421	$ 107,826
Caribbean - Wireless	$ 91,278	$ 95,800
Caribbean - Broadband	$ 35,131	$ 36,669
Caribbean - Intercompany	$ (3,859)	$ (3,052)
Total Caribbean	$ 122,550	$ 129,417
Consolidated - Continuing Operations	$ 242,971	$ 237,243

Adjusted Operating Income (8)

U.S. Wireless	$ 43,691	$ 40,653
Caribbean - Wireless	$ 33,631	$ 36,833
Caribbean - Broadband	$ 17,211	$ 16,697
Total Caribbean	$ 50,842	$ 53,530
Consolidated - Continuing Operations	$ 94,533	$ 94,183

NET DEBT

Total Debt Less Cash and Cash Equivalents	$ 2,053,200	$ 1,480,200

(1) Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average retail customers for such period.

(2) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average retail customers for such period.
(3) Data revenue per average wireless customer is determined for each period by dividing data revenue by the average retail customers for such period.
(4) The penetration rate equals the percentage of total population in our service areas who are retail subscribers to our wireless service as of period-end.

(5) Churn is calculated by dividing the aggregate number of retail subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.

(6) Cost to acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.

(7) August 2006 excludes 82,700 dedicated access line equivalents related to short-term contracts.

(8) Adjusted operating income is defined as, for any period, net (loss) income before income from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, other income (expense), interest expense, net, (loss) gain on disposition of assets,strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization.

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended
	August 31,	August 31,
	2006	2005

REVENUE:
Service revenue	$ 230,225	$ 228,223
Equipment sales	12,746	9,020
	242,971	237,243

COSTS AND EXPENSES:
Cost of services	51,713	49,180
Cost of equipment sold	30,050	25,182
Sales and marketing	25,791	25,550
General and administrative	43,273	43,148
Depreciation and amortization	35,817	32,751
Loss (gain) on disposition of assets	205	(85)
	186,849	175,726

OPERATING INCOME	56,122	61,517

INTEREST EXPENSE, NET	(50,714)	(33,995)
OTHER INCOME (EXPENSE)	7	(6)

INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAX EXPENSE, MINORITY INTEREST
IN INCOME OF SUBSIDIARIES AND INCOME FROM
EQUITY INVESTMENTS	5,415	27,516

INCOME TAX EXPENSE	(7,622)	(12,802)

INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST IN INCOME
OF SUBSIDIARIES AND INCOME FROM
EQUITY INVESTMENTS	(2,207)	14,714

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(208)	(212)
INCOME FROM EQUITY INVESTMENTS	253	108

INCOME FROM CONTINUING OPERATIONS	(2,162)	14,610

Discontinued operations:
Income	-	-
Gain on disposition	-	100
Income tax expense	-	(35)
Net income from discontinued operations	-	65

NET INCOME	$ (2,162)	$ 14,675

EARNINGS PER SHARE:
BASIC
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$ (0.02)	$ 0.14
EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS	$ -	$ 0.00
NET INCOME PER SHARE	$ (0.02)	$ 0.14

DILUTED
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$ (0.02)	$ 0.14
EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS	$ -	$ 0.00
NET INCOME PER SHARE	$ (0.02)	$ 0.14

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	105,211	104,108
DILUTED	105,211	106,876

ABOUT CENTENNIAL

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with approximately 1.4 million wireless subscribers and 371,500 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/, http://www.centennialpr.com/ and http://www.centennialrd.com/.

SAFE HARBOR PROVISION

Cautionary statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial’s expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; our ability to attract subscribers in our newly launched markets in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; the effect on our business of wireless local number portability, which allows customers to keep their wireless phone numbers when switching between service providers; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; and the control of us retained by our majority stockholders and anti-takeover provisions and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

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